Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

American Water Capital Corp.

6.085% Senior Notes Due 2017

6.593% Senior Notes Due 2037

Form S-4 Registration Statement

December 21, 2007

Ladies and Gentlemen:

We have acted as counsel for American Water Capital Corp., a Delaware corporation (the “Company”) and American Water Works Company, Inc., a Delaware corporation (“AWW” and, together with the Company, the “Registrants”) in connection with the filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), relating to the issuance and exchange of up to (i) $750,000,000 aggregate principal amount of new 6.085% Senior Notes due 2017 (the “New 2017 Senior Notes”) for a like principal amount of outstanding 6.085% Senior Notes due 2017, which have certain transfer restrictions (the “Original 2017 Senior Notes”) and (ii) $750,000,000 aggregate principal amount of new 6.593% Senior Notes due 2037 (the “New 2037 Senior Notes” and, together with the New 2017 Senior Notes, the “New Notes”) for a like principal amount of outstanding 6.593% Senior Notes due 2037, which have certain transfer restrictions (the “Original 2037 Senior Notes” and, together with the Original 2017 Senior Notes, the “Original Notes”). The New Notes are to be issued pursuant to the indenture dated as of October 22, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture and the resolutions adopted by the Board of Directors of the Company on September 10, 2007, resolutions adopted by a committee of the Board of Directors of AWW on October 18, 2007 and resolutions adopted by the Board of Directors of AWW on December 19, 2007.

Based on the foregoing, we are of opinion as follows:

1. The Indenture has been duly authorized, executed and delivered by the Company.

2. Assuming the due authorization, execution and delivery thereof by each party thereto (other than the Company), the Indenture constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

3. Assuming that each of the New Notes have been duly authorized by each party thereto (other than the Company), when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the related series of Original Notes, each of the New Notes will constitute legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 3, we have assumed, with your consent, that the form of each series of the New Notes will conform to that included in the Indenture.

4. The Support Agreement constitutes a legal, valid and binding obligation of AWW, enforceable against AWW in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires the New Notes from you) or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

American Water Capital Corp.

1025 Laurel Oak Road

Voorhees, NJ 08403